Exhibit 99.1

August 31, 2026	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL BOARD APPOINTS NEW DIRECTOR

ST. PETERSBURG, Fla. – On August 26, 2026, Raymond James Financial, Inc. (NYSE: RJF) announced the election of Will Weatherford, managing partner of Weatherford Capital, to its Board of Directors, effective December 15, 2026. A native of the Tampa Bay area with longstanding civic ties to the region, he will serve on the board’s Audit Committee and Risk Committee.
“Will brings an impressive combination of business leadership, investment experience and public service to Raymond James,” said Paul Reilly, executive chair. “His perspective on innovation, governance and long-term value creation will help support Raymond James' continued growth and bring valuable perspective to our board. Will’s commitment to integrity and service aligns well with our culture and positions him to make meaningful contributions to the firm's continued success.”
Weatherford co-founded Weatherford Capital in Tampa, Fla. with his two brothers in 2015, leads the firm’s investment strategy, capital formation and operations and serves as the chair of its Investment Committee. The family-owned private investment firm manages over $1.2 billion in assets, partnering with visionary leaders to build enduring companies across technology, financial services, business services, sports and public-sector markets. Weatherford serves on the boards of several companies within the firm’s portfolio.
Before co-founding Weatherford Capital, Weatherford was elected to the Florida House of Representatives and served from 2006 to 2014, including as the state’s 84th Speaker of the House from 2012 to 2014. Weatherford serves as a Trustee of the University of South Florida, where he previously served as Chair, and as a Trustee of Jacksonville University, his alma mater. He previously served as Co-Chairman of the Super Bowl LV Host Committee and sits on the boards of Dream Finders Homes (NYSE: DFH) and GuideWell, among others. Weatherford holds a bachelor’s degree in international business from Jacksonville University, where he played collegiate football.
About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.93 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
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